Exhibit 99.1

FROM: P.A.M. TRANSPORTATION SERVICES, INC.

P.O. BOX 188

Tontitown, AR 72770

Allen W. West

(479) 361-9111

P.A.M. TRANSPORTATION SERVICES, INC.

ANNOUNCES RESULTS FOR THE THIRD QUARTER

ENDED SEPTEMBER 30, 2016

Tontitown, Arkansas, October 26, 2016......P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) today reported net income of $3,451,178, or diluted earnings per share of $0.53 ($0.54 basic) for the quarter ended September 30, 2016, and net income of $10,378,057, or diluted earnings per share of $1.54 ($1.55 basic) for the nine month period then ended. These results compare to net income of $5,794,850, or diluted earnings per share of $0.80 ($0.81 basic), and net income of $18,203,272, or diluted earnings per share of $2.46 ($2.48 basic), respectively, for the three and nine months ended September 30, 2015.

Base revenue, which excludes fuel surcharge revenue, increased 4.2% to $95,926,084 for the third quarter of 2016 compared to $92,076,036 for the third quarter of 2015, while fuel surcharge revenue decreased 10.4% to $13,467,347 for the third quarter of 2016 compared to $15,033,696 for the third quarter of 2015. As a result, total operating revenues increased to $109,393,431 for the third quarter of 2016 compared to $107,109,732 for the third quarter of 2015. For the nine months ended September 30, 2016, base revenue, which excludes fuel surcharge revenue, increased 8.5% to $288,495,966 compared to $265,813,455 during the nine months ended September 30, 2015, while fuel surcharge revenue decreased 26.2% to $36,002,270 for the first nine months of 2016 compared to $48,812,558 for the first nine months of 2015. As a result, total operating revenues increased 3.1% to $324,498,236 for the first nine months of 2016 compared to $314,626,013 for the first nine months of 2015. The decline in fuel surcharge revenue for each of the periods was due to the decline in retail fuel prices during the periods compared.

Daniel H. Cushman, President of the Company, commented, “We continue to be challenged by many of the same hurdles that others in our industry are currently facing. Our situation can be summarized as the inability to increase freight rates to cover increasingly higher operating costs. As the economy remained somewhat sluggish and overcapacity existed throughout the quarter, our freight rates continued to be pressured lower. This trend of declining rates is the polar opposite to that of operating costs, which continue to rise. Operating costs related to equipment, insurance, and employee wages and benefits have continued on an upward trend.

“As we have discussed throughout the year, our employee health care costs continue to be significantly above our historical levels and through the first nine months of 2016, represented a $2.1 million increase, or a 53% increase, over those costs during the first nine months of 2015. Another area where we have experienced significantly higher costs relates to our employee driver recruitment, training, and retention programs. Our efforts to improve these programs have been successful and higher costs were anticipated as a part of the improvement process. However, the current environment does not allow us to recover these additional costs through rate increases. Through the first nine months of 2016, we have incurred $3.6 million in additional costs related to these program improvements.

“The used truck market also remains extremely weak, and gains on the sale of equipment during the quarter reflected that weakness. When compared to the third quarter of 2015, gains from the sale of equipment decreased by $0.4 million during the third quarter of this year. Due to the continued weakness in the used equipment market, we reduced the expected residual values during the quarter of certain trucks which do not have a manufacturer guaranteed residual value. These reductions in residual values increased our depreciation expense by $0.5 million during the quarter and will continue to increase depreciation expense in future quarters until each respective truck is sold or the lowered residual value is reached.

“We continue to stand by our decision to push for revenue growth in what we knew would be a very challenging year. Rather than hold our fleet size, or even downsize, we chose to grow our fleet. For the quarter, trucking revenue growth was 6.3%, which was achieved despite the fact that July revenue was flat year-over-year as we experienced the negative impact of automotive downtime returning to more historically normal levels. While July downtime of a week or two is typical for the automotive business, we had not experienced this typical level of downtime in recent years. Since we only had two months of revenue growth during the quarter, we were unable to meet our desired double-digit level of growth for the quarter. However, with approximately 50% of our revenue being derived from automotive industry related customers, it was encouraging to achieve a significant level of revenue growth for the quarter and to report earnings per share results for the quarter representing one of our top three best third quarters on record.

“While we are pleased with our overall revenue growth, maintaining revenue within our Expedited Division has been extremely challenging as this division is in large part supported by third-party less-than-truckload carriers where we provide substitute line haul. In many instances, these carriers now have excess capacity and have decided to haul their own freight instead of contracting with us to provide our services. However, we have secured some seasonal opportunities which we believe will have a positive impact on our results throughout the remainder of the year. In addition, our Mexico Division continues to flourish. Cross-border business activity represents between 40% and 45% of what we do, is one of our more profitable divisions, and is something our driving professionals desire.

“With the revenue growth achieved thus far for the year, we continue to successfully expand our customer base. We continue to develop new customer relations and have managed to secure five new dedicated fleets with customers that we had not done business with prior to this year. Developing new customer relationships is an ongoing goal of ours, and we are pleased to be experiencing success in that area.

“We have also continued to invest in our truck and trailer fleets. The average age of our truck fleet is 1.5 years while the average age of our trailer fleet is 2.8 years. We believe that these investments help provide us with a competitive advantage in providing reliable service to our customers, recruiting and retaining drivers, achieving better fuel economy, and lowering equipment maintenance costs.

“Finally, as others in the industry have expressed, we expect that upcoming regulations mandating the use of electronic logging devices will provide a significant reduction in capacity as noncompliant carriers are forced to either become compliant with rules, which could negatively impact their current equipment utilization, or exit the industry altogether. This capacity reduction should provide rate pressure relief as shippers begin to lock-in capacity from a shrinking pool of available assets.”

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self-insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed above and in company filings might not transpire.

P.A.M. Transportation Services, Inc. and Subsidiaries

Key Financial and Operating Statistics

(unaudited)

	Quarter Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Revenue, before fuel surcharge	$95,926,084	$92,076,036	$288,495,966	$265,813,455
Fuel surcharge	13,467,347	15,033,696	36,002,270	48,812,558
	109,393,431	107,109,732	324,498,236	314,626,013

Operating expenses and costs:
Salaries, wages and benefits	28,166,313	26,532,551	83,489,780	79,031,924
Operating supplies and expenses	21,154,915	21,911,638	61,315,348	69,202,419
Rent and purchased transportation	40,013,802	35,255,319	118,118,680	97,882,536
Depreciation	10,166,226	8,452,146	29,011,407	23,752,859
Insurance and claims	3,608,575	3,889,503	12,157,558	11,245,760
Other	1,937,204	2,199,725	6,120,997	6,867,408
Gain on disposition of equipment	(948,574)	(1,357,020)	(3,950,800)	(4,611,380)
Total operating expenses and costs	104,098,461	96,883,862	306,262,970	283,371,526

Operating income	5,294,970	10,225,870	18,235,266	31,254,487

Interest expense	(927,147)	(732,385)	(2,658,991)	(1,992,838)
Non-operating income (loss)	1,235,584	(131,605)	1,203,123	385,372

Income before income taxes	5,603,407	9,361,880	16,779,398	29,647,021
Income tax expense	2,152,229	3,567,030	6,401,341	11,443,749

Net income	$3,451,178	$5,794,850	$10,378,057	$18,203,272

Diluted earnings per share	$0.53	$0.80	$1.54	$2.46

Average shares outstanding – Diluted	6,458,358	7,218,813	6,724,676	7,385,484

	Quarter Ended September 30,		Nine Months Ended September 30,
Truckload Operations	2016	2015	2016	2015

Total miles	60,779,414	56,260,140	178,824,146	163,700,636
Operating ratio (1)	93.92%	87.47%	93.19%	86.90%
Empty miles factor	6.93%	6.97%	6.59%	6.68%
Revenue per total mile, before fuel surcharge	$1.40	$1.43	$1.42	$1.42
Total loads	81,006	79,864	245,238	229,903
Revenue per truck per work day	$708	$684	$698	$670
Revenue per truck per week	$3,540	$3,420	$3,490	$3,350
Average company-driver trucks	1,315	1,410	1,350	1,418
Average owner operator trucks	567	422	546	395

Logistics Operations
Total revenue	$10,640,438	$11,855,964	$34,233,571	$33,552,544
Operating ratio	99.01%	98.52%	97.31%	97.55%

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1)

Operating ratio is calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We use revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.